Exhibit 99.1
Telenet Reports Preliminary Q4 2024 Results
Delivered on our FY 2024 outlook. Strategic investments in 2025 set the stage for future healthy profitable growth.

Mechelen, February 18, 2025 – Telenet Group Holding NV (“Telenet” or the “Company”) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months (“Q4”) and the year (“FY”) ended December 31, 2024.

John Porter, CEO of Telenet, commented:
“Our commercial performance continued to improve during the quarter despite an intense competitive environment. Broadband net additions returned to growth after moderate declines over the past two years, and our FMC growth this quarter was the highest since Q4 2022. However, our mobile postpaid subscriber base contracted slightly due to lower gross sales and more challenging market dynamics. Following the nationwide launch of our BASE FMC proposition in June last year, BASE exceeded its target of 25,000 subscriptions sold by the end of 2024.
Financially, we again delivered on our full year outlook as further detailed below. Looking ahead to 2025, we plan to accelerate investments in 5G, our next-gen video platform and digital capabilities within our telco business. This will pave the way for a reduction in capital intensity starting in 2026 and beyond. Regarding Wyre, our NetCo partnership with Fluvius, in which we own a 66.8% majority stake, we anticipate a significant ramp-up in our investments as Wyre aims to build an additional 375,000 homes passed by year-end 2025. With that, Wyre remains on track to achieve 70% FTTH penetration by 2030 and we remain committed to invest up to €2 billion in the data network of the future by the end of this decade. Last week, we successfully secured commitments for a standalone €500 million capex facility for Wyre, marking its first external financing independent from its shareholders. This funding will support Wyre’s roll-out ambitions and cater to a fully funded plan for the next few years.”

Q4 2024 Operating and Strategic Highlights
•Broadband net additions1 of 3,200 reached an inflection point after two years of decline. This improvement was driven by (i) successful year-end FMC promotions, (ii) the nationwide launch of our BASE FMC offer in June last year and (iii) a strong performance of our Eltrona brand in Luxembourg thanks to the new Internet GiGa campaign.
•Moderate contraction in our mobile postpaid subscriber base (-1,800), reflecting lower gross sales and intensified market competition, characterized by increased promotional activity.
•FMC households reached 861,000 as of December 31, 2024, an increase of 12,200, marking our best quarterly performance in two years. Our FMC customers are connected to one of the best broadband and mobile networks in our footprint and enjoy a unique premium entertainment experience, including domestic and international streaming services and sports.
•Monthly ARPU per fixed customer relationship of €63.77 increased 2.9% YoY on a reported basis driven by the June 2024 rate increase, partially offset by adverse tier mix effects.

FY 2024 and Q4 2024 Financial Highlights
•FY 2024 financial performance delivered in line with our outlook.
◦FY 2024 revenue remained broadly stable at €2,851.4 million, contracting 0.1% and 0.3% YoY on a reported and rebased basis, respectively. Adjusted EBITDAaL for FY 2024 was flat on a reported basis at €1,279.9 million, marking a 2.1% YoY decrease on a rebased basis. Both our revenue and Adjusted EBITDAaL for FY 2024 included a one-time impact from the recognition of previously deferred revenue of approximately €17 million. P&E Additions, excluding the recognition of football broadcasting rights and certain leases-related capital additions, of €885.8 million accounted for 31.1% of revenue for FY 2024 and Adjusted FCF reached €102.8 million, surpassing our FY 2024 guidance.
◦The above compares to our FY 2024 guidance of (i) broadly stable revenue, (ii) a mid-single digit Adjusted EBITDAaL decline on a rebased basis, (iii) P&E Additions of around 32% of revenue, excluding the recognition of football broadcasting rights and certain leases-related capital additions and (iv) Adjusted FCF between €50.0 - €75.0 million.
•Broadly stable revenue of €733.3 million in Q4 2024 decreased 0.3% YoY on a reported and rebased basis.
◦Consumer fixed revenue increased 2.3% YoY in Q4 2024 on a reported and rebased basis and included significantly higher non-subscription revenue compared to the prior year period. Consumer fixed subscription revenue remained broadly stable YoY, reflecting (i) the benefit of the June 2024 rate increase and (ii) a continued shift towards higher-tier broadband plans, partially offset by a gradual decline in fixed RGUs.
▪Broadly stable consumer fixed revenue for FY 2024, -0.2% YoY on a reported and rebased basis.
◦Q4 2024 consumer mobile revenue decreased 5.8% YoY on a reported and rebased basis. This decline was primarily due to significantly lower interconnect revenue, partially offset by higher revenue from handset sales and slightly higher mobile subscription revenue.
▪FY 2024 consumer mobile revenue was 2.6% lower YoY on a reported and rebased basis.
◦B2B revenue declined 3.1% YoY in Q4 2024 on a reported and rebased basis as a result of (i) lower wholesale revenue from the loss of the VOO MVNO contract following the acquisition by Orange Belgium and (ii) lower roaming, ICT and cybersecurity-related revenue.
▪FY 2024 B2B revenue contracted 1.9% and 2.7% on a reported and rebased basis, respectively.
◦Other revenue, which includes amongst others the advertising revenue from our commercial free-to-air TV channels Play and the production revenue generated by our media businesses, was sharply up by 6.6% and 6.8% YoY in Q4 2024 on a reported and rebased basis, respectively. The YoY growth reflected higher programming revenue, partially offset by lower advertising revenue in line with overall market trends.
▪Other revenue jumped 10.6% YoY for FY 2024 on a reported and rebased basis and included the aforementioned one-time benefit.

•Net loss of €10.3 million in Q4 2024 compared to a net loss of €146.9 million in Q4 2023. Our net loss in the quarter was caused by €65.1 million of net finance expense and income tax expense of €29.3 million, which more than offset the strong YoY increase in operating profit. Net finance expense included €341.6 million of interest expense, net foreign exchange loss and other finance expense, which included a €227.9 million non-cash foreign exchange loss on our USD-denominated debt. This was partly offset by a €267.7 million non-cash net gain on derivatives and €8.8 million of interest income on our cash investments.
◦Net income of €55.8 million for FY 2024 compared to €280.3 million in the prior year.
•Q4 2024 Adjusted EBITDA of €346.9 million declined 0.8% YoY on a reported and rebased basis. Our Adjusted EBITDA was adversely impacted by (i) higher staff-related expenses following the mandatory 1.5% wage indexation as of January 2024 as well as growth in our overall FTE base and (ii) higher costs related to professional services and outsourced labor. These impacts were almost fully offset by (i) lower direct costs, following our top line trend, (ii) lower other indirect expenses, reflecting amongst others lower spend on external call centers versus last year when our operations were impacted by IT platform migration issues and (iii) lower energy-related costs. As a result, our Adjusted EBITDA margin remained broadly stable at 47.3% (Q4 2023: 47.5%).
◦FY 2024 Adjusted EBITDA of €1,357.4 million declined 1.2% and 1.3% on a reported and rebased basis, respectively.
•Adjusted EBITDAaL decreased 1.3% YoY in Q4 2024 on a reported and rebased basis to €327.0 million, reflecting the same drivers as those having impacted our Adjusted EBITDA. We achieved an Adjusted EBITDAaL margin of 44.6%, which was broadly stable compared to 45.0% in Q4 2023.
•Q4 2024 P&E Additions of €286.5 million increased 8.2% YoY. Excluding the recognition of football broadcasting rights and certain leases-related capital additions, as per our full year guidance, P&E Additions represented 37.0% of revenue. As expected, our investment levels picked up compared to previous quarters, primarily reflecting (i) higher network-related investments in our mobile (5G) and fixed (FTTH) networks and (ii) an increase in customer premises equipment additions, which includes our spending on set-top boxes, modems and WiFi powerlines.
•Adjusted EBITDA less P&E Additions reached €75.8 million in Q4 2024, marking a 35.8% YoY decline on a reported and rebased basis, as a result of higher capex intensity across our business and a moderately lower Adjusted EBITDA result.
◦Adjusted EBITDA less P&E Additions of €471.6 million for FY 2024, marking YoY declines of 23.9% and 24.2% on a reported and rebased basis, respectively.
•Net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities of €235.2 million, €261.9 million and €138.0 million, respectively, in Q4 2024 (FY 2024: €976.1 million, €763.0 million and €36.7 million, respectively).
•Q4 2024 negative Adjusted FCF of €60.9 million compared to Adjusted FCF of €73.5 million in Q4 2023. The inversion in Adjusted FCF was caused by (i) €60.3 million higher cash capital expenditures, (ii) a more pronounced seasonally negative trend in our working capital in the year-end quarter, which we expect to largely reverse in 2025, (iii) a €20.9 million lower contribution from our vendor financing program compared to Q4 2023 due to seasonality in some of our payments and (iv) €10.7 million higher cash interest expense as a result of our increased leverage.
•At December 31, 2024, our blended fully-swapped debt borrowing cost was 3.8% (September 30, 2024: 3.9%) and the average tenor of our third-party debt was approximately 3.6 years (September 30, 2024: 3.8 years) with no debt repayments, excluding shorter-term liabilities under our vendor financing and trade receivables securitization programs, prior to March 2028.

•In December 2024, we successfully implemented a trade receivables securitization program as a further step to diversify our capital structure at attractive interest rate conditions. This transaction resulted in net proceeds of €189.2 million, leading to an equivalent increase in our cash & cash equivalents at year-end 2024.
•In February 2025, we successfully secured commitments for a 5-year €500.0 million standalone capex facility for Wyre priced at EURIBOR +2.75%, marking its first external financing independent from its shareholders. This funding will support Wyre’s roll-out ambitions and cater to a fully funded plan for the next few years.
•At December 31, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Total Leverage and Net Covenant Leverage were 4.1x and 2.9x, respectively, compared to 4.1x and 3.0x at September 30, 2024.
◦Net Covenant Leverage remains significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The maintenance covenant is only triggered in the event we draw 40% or more of our revolving credit facilities. At December 31, 2024, our revolving credit facilities were fully undrawn as mentioned below.
•At December 31, 2024, we had access to total liquidity of €1,687.3 million, consisting of €1,072.3 million cash and cash equivalents and €615.0 million of undrawn commitments under our revolving credit facilities. When our quarterly compliance reporting requirements have been completed, and assuming no change from December 31, 2024 borrowing levels, we anticipate the full €615.0 million of borrowing capacity will continue to be available.

FY 2025 Financial Guidance(i)
•Looking ahead to 2025, we anticipate broadly stable revenue and a low to mid-single digit Adjusted EBITDAaL decline compared to 2024.
◦Our FY 2024 revenue and Adjusted EBITDAaL included an approximate €17 million one-time benefit from the recognition of previously deferred revenue, resulting in a tougher YoY comparison base.
◦In addition, our revenue guidance reflects (i) continued pricing support and BASE expansion supporting FMC revenue plus (ii) B2B momentum, but we expect continued pressure on stand-alone mobile from the intense competitive environment.
◦The low to mid-single digit decline in our Adjusted EBITDAaL represents the combined effect of a 3.6% mandatory wage indexation as of January 2025 as a result of overall inflation and anticipated commercial investments to sustain our commercial momentum.
•On the capex side, we plan to accelerate investments in 5G, our next-gen video platform and digital capabilities within our telco business. This will pave the way for a reduction in capital intensity starting in 2026 and beyond. Regarding Wyre, we anticipate a significant ramp-up in capex as Wyre aims to build an additional 375,000 homes passed by year-end 2025. With that, Wyre remains on track to achieve 70% FTTH penetration by 2030. As a result, we expect a material increase in our investment levels on a consolidated basis with P&E Additions expected to reach around 38% of revenue for the full year, excluding the recognition of football broadcasting rights and certain lease-related capital additions.
•The combined effect of (i) increased capital intensity, (ii) the low to mid-single digit Adjusted EBITDAaL decline and (iii) moderately higher cash interest costs from the aforementioned Wyre capex facility should translate into a negative Adjusted FCF between -€180.0 to -€150.0 million for the full year. Our negative Adjusted FCF is well covered through our available liquidity, including Wyre’s €500.0 million new capex facility.

FY 2025 outlook:
◦Revenue (FY 2024: €2,851.4 million): Broadly stable
◦Adjusted EBITDAaL(i) (FY 2024: €1,279.9 million): Low to mid-single digit decline
◦P&E Additions(ii) as a percentage of revenue: Around 38%
◦Adjusted FCF(i, iii): Between -€180.0 to -€150.0 million

(i)Adjusted EBITDAaL and Adjusted FCF are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(ii)Property and equipment additions exclude the recognition of (i) capitalized football broadcasting rights, (ii) mobile spectrum licenses and (iii) the impact of certain lease-released capital additions on our accrued capital expenditures.
(iii)Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction and assuming the tax payment on our 2024 tax return will not occur until early 2026.

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2024	2023

Footprint
Homes Passed(i)	4,160,500	3,613,400

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	1,967,200	2,007,500
Q4 Organic[1] Fixed-Line Customer Relationship net losses	(4,600)	(12,600)

Fixed Services per Customer Relationship	2.11	2.15
Q4 Monthly ARPU per Fixed-Line Customer Relationship	€63.77	€62.00

Mobile Subscribers
Postpaid	2,675,000	2,677,300
Prepaid	195,100	233,200
Total Mobile subscribers	2,870,100	2,910,500

Q4 Organic Postpaid net additions	(1,800)	1,900
Q4 Organic Prepaid net losses	(8,700)	(9,700)
Total Organic Mobile net losses	(10,500)	(7,800)

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€16.81	€17.14
Excluding interconnect revenue	€15.56	€15.42

Fixed Mobile Convergence
Converged Households	861,000	843,600
Converged Households as a % of Internet RGUs	50.1%	48.8%

(i)    Amount for December 31, 2024 includes an aggregate adjustment of 21,000 Homes Passed to correct the overstatement of our September 30, 2024 reported Homes Passed.

Selected Financial Results, Adjusted EBITDA and Adjusted EBITDAaL Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and twelve months ended December 31, 2024 and 2023:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2024	2023	Reported	Rebased[2]	2024	2023	Reported	Rebased[2]
	in millions, except % amounts

Revenue(i)
Consumer fixed revenue:
Subscription	€311.5	€309.6	0.6%	0.6%	€1,234.4	€1,238.2	(0.3%)	(0.3%)
Non-subscription	9.3	4.0	132.5%	132.5%	18.4	16.5	11.5%	11.5%
Total consumer fixed revenue	320.8	313.6	2.3%	2.3%	1,252.8	1,254.7	(0.2%)	(0.2%)
Consumer mobile revenue:
Subscription	104.8	104.3	0.5%	0.5%	418.9	418.3	0.1%	0.1%
Non-subscription	39.4	48.7	(19.1%)	(19.1%)	148.4	164.2	(9.6%)	(9.6%)
Total consumer mobile revenue	144.2	153.0	(5.8%)	(5.8%)	567.3	582.5	(2.6%)	(2.6%)
B2B revenue:
Subscription	95.3	95.6	(0.3%)	(0.3%)	381.5	369.9	3.1%	3.1%
Non-subscription	90.8	96.4	(5.8%)	(5.8%)	353.7	379.8	(6.9%)	(8.2%)
Total B2B revenue	186.1	192.0	(3.1%)	(3.1%)	735.2	749.7	(1.9%)	(2.7%)
Other revenue	82.2	77.1	6.6%	6.8%	296.1	267.7	10.6%	10.6%
Total	€733.3	€735.7	(0.3%)	(0.3%)	€2,851.4	€2,854.6	(0.1%)	(0.3%)

Adjusted EBITDA	€346.9	€349.6	(0.8%)	(0.8%)	€1,357.4	€1,373.3	(1.2%)	(1.3%)

Adjusted EBITDAaL	€327.0	€331.4	(1.3%)	(1.3%)	€1,279.9	€1,279.1	0.1%	(2.1%)

Adjusted EBITDA less P&E Additions	€75.8	€118.0	(35.8%)	(35.8%)	€471.6	€619.7	(23.9%)	(24.2%)

(i)Our categorization of revenue for both the 2024 and 2023 periods has been updated to align with Liberty Global's presentation.

The following table provides a reconciliation of net profit to Adjusted EBITDA and Adjusted EBITDAaL for the three and twelve months ended December 31, 2024 and 2023:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions, except % amounts

Net profit (loss)	€(10.3)	€(146.9)	€55.8	€280.3
Income tax expense (benefit)	29.3	(17.4)	68.2	99.3
Share of the result of equity accounted investees	1.9	1.6	1.9	4.6
Impairment of investments in and/or loans to equity accounted investees	0.2	—	1.6	—
Remeasurement to fair value of pre-existing interest in an acquiree	(0.4)	—	(1.7)	(2.0)
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.1)	0.7	(0.1)	(346.3)
Net finance expense	65.1	213.4	319.4	395.7
Depreciation, amortization, impairment and gain on disposal of assets	250.4	272.7	854.6	884.7
EBITDA	336.1	324.1	1,299.7	1,316.3
Share based compensation	1.3	22.2	25.4	37.2
Operating charges related to acquisitions or divestitures	0.4	1.5	2.0	14.4
Restructuring charges	0.3	1.6	3.7	6.8
Measurement period adjustments related to business acquisitions	3.3	0.2	2.8	(1.4)
Related-party fees and allocations[3]	5.5	—	23.8	—
Adjusted EBITDA	346.9	349.6	1,357.4	1,373.3
Depreciation on assets under leases	(11.8)	(10.3)	(45.2)	(63.1)
Interest expense on leases	(8.1)	(7.9)	(32.3)	(31.1)
Adjusted EBITDAaL	€327.0	€331.4	€1,279.9	€1,279.1

Adjusted EBITDA margin	47.3%	47.5%	47.6%	48.1%
Adjusted EBITDAaL margin	44.6%	45.0%	44.9%	44.8%
Net profit (loss) margin	(1.4)%	(20.0)%	2.0%	9.8%

The following table provides a reconciliation net cash from operating activities to Adjusted Free Cash Flow for the three and twelve months ended December 31, 2024 and 2023:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Net cash from operating activities	€235.2	€288.1	€976.1	€1,029.1
Operating-related vendor financing additions	75.3	73.7	340.5	315.3
Purchases of property and equipment	(149.8)	(107.3)	(423.3)	(357.5)
Purchases of intangibles	(108.2)	(90.4)	(328.8)	(284.5)
Principal payments on operating-related vendor financing	(70.5)	(48.4)	(325.4)	(333.1)
Principal payments on capital-related vendor financing	(32.9)	(32.0)	(92.2)	(86.9)
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.0)	(10.2)	(44.1)	(40.8)
Adjusted Free Cash Flow As Reported	(60.9)	73.5	102.8	241.6
Cash compensation paid to Telenet employees in connection with Liberty Global's takeover of Telenet(i)	—	7.6	—	7.6
Adjusted Free Cash Flow As Guided(i)	€(60.9)	€81.1	€102.8	€249.2

(i) The 2023 amounts reflect certain cash share-based compensation related payments made to Telenet employees in connection with Liberty Global's takeover of Telenet. Telenet was reimbursed for these cash payments through a capital contribution by Liberty Global, such reimbursement is reflected outside of our Adjusted Free Cash Flow.

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment	€46.3	€31.5	€160.2	€161.2
Network growth and upgrades	114.5	85.9	314.2	200.8
Products and services	31.6	37.2	126.1	140.9
Other	94.1	110.3	328.0	303.4
Property and equipment additions	286.5	264.9	928.5	806.3
Assets acquired under capital-related vendor financing arrangements	(18.5)	(18.0)	(79.0)	(99.8)
Assets acquired under lease arrangements	(14.4)	(16.4)	(46.1)	(51.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	4.4	(32.8)	(51.3)	(13.3)
Total capital expenditures[4]	€258.0	€197.7	€752.1	€642.0

Property and equipment additions as a percentage of revenue	39.1%	36.0%	32.6%	28.2%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€346.9	€349.6	€1,357.4	€1,373.3
Property and equipment additions	286.5	264.9	928.5	806.3
Recognition of football broadcasting rights	(1.0)	(16.6)	3.4	(16.0)
Recognition of certain lease-related capital additions	(14.4)	(16.7)	(46.1)	(36.7)
P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	271.1	231.6	885.8	753.6
Adjusted EBITDA less P&E Additions	€75.8	€118.0	€471.6	€619.7

P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions as a percentage of revenue	37.0%	31.5%	31.1%	26.4%

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The following table details our consolidated third-party debt, lease obligations and cash and cash equivalents. The borrowing currency figures reported below reflect the principal amount of the debt instrument in the borrowing currency, while the euro equivalent figures include interest accrued on the respective obligations.

	December 31,		September 30,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

2024 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.00%) USD due 2028	$2,295.0	€2,221.6	€2,062.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,112.5	1,112.6
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€890.0	892.3	892.4
€570.0 million Revolving Credit Facility B (EURIBOR + 2.25%) due 2029		—	—
Total Senior Credit Facility		4,226.4	4,067.0

Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	991.1	908.8
3.50% EUR Senior Secured Notes due 2028	€540.0	548.7	543.9
Total Senior Secured Notes		1,539.8	1,452.7

Other
Lease obligations		630.5	628.5
Mobile spectrum		377.3	386.3
Vendor financing		351.7	361.5
Clientele Fee > 20 years		—	—
Other debt		235.3	44.6
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2025		—	—
Total third-party debt and lease obligations		7,361.0	6,940.6
Less: deferred financing fees		(19.4)	(18.6)
Total carrying amount of third-party debt and lease obligations		7,341.6	6,922.0
Less: cash and cash equivalents		1,072.3	961.0
Net carrying amount of third-party debt and lease obligations[5]		€6,269.3	€5,961.0

Exchange rate ($ to €)		1.0349	1.1149

Covenant Debt Information
The following table reconciles our consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2024 and September 30, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2024	2024
	in millions

Total third-party debt and lease obligations (€ equivalent)	€7,361.0	€6,940.6
Lease obligations	(630.5)	(628.5)
Mobile spectrum	(377.3)	(386.3)
Vendor financing	(351.7)	(361.5)
Other debt	(235.3)	(44.6)
Accrued interest on term loans and senior secured notes	(42.3)	(21.7)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(259.6)	(33.7)
Total covenant amount of third-party gross debt	5,064.3	5,064.3
Less: cash and cash equivalents[6]	1,068.0	954.6
Total covenant amount of third-party net debt	€3,996.3	€4,109.7

Forward-Looking Statements
Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our 2024 financial guidance; expectations with respect to the cost of energy and inflation; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments, including the continuing rollout of fiber in Belgium through Wyre; expectations with respect to our anticipated broadband speed capabilities across our footprint and the technologies to be used; our ability to attract and retain customers and increase our overall market penetration, including the anticipated launch of certain FMC offerings in Wallonia in 2024 and the anticipated timing and benefits to be derived therefrom; our ability to compete against other communications and content distribution businesses, including an intensifying competitive landscape due to the entry of new telecommunications operators as well as the availability of attractive programming and the costs associated with such programming; expectations with respect to our B2B growth; expectations regarding the recovery of our media business; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; the strength of our and our affiliates’ respective balance sheets (including cash and liquidity position); the amount and tenor of our third-party debt and anticipated borrowing capacity and our ability to make value-accretive investments. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.
Contact Information

Telenet Investor Relations:		Telenet Press & Media Relations:
Rob Goyens	+32 15 333 054	Stefan Coenjaerts	+32 15 335 006

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428
About Telenet
About Telenet – As a provider of entertainment and telecommunication services in Belgium and Luxembourg, Telenet is always looking for the perfect experience in the digital world for its customers. Under the brand names Telenet and Eltrona, the company provides digital television, broadband, fixed and mobile telephony services to residential customers in Flanders, Brussels and Luxembourg. Under the brand name BASE, it supplies digital television, broadband and mobile telephony services in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions.Telenet also owns 67% of Wyre, an infrastructure company, responsible for developing the fiber-optic network of the future and owns Telenet holding’s former HFC network. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet is a 100% owned subsidiary of Liberty Global. Additional information on Telenet and its products can be obtained from the the Company’s website http://www.telenet.be.
About Liberty Global – Liberty Global is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services. Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and digital infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as a controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services primarily to certain affiliates and related parties.
*    Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers, including those of UPC Slovakia. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers	Video Subscribers	Telephony Subscribers	Total Mobile Subscribers

Operating :
Belgium	4,007,400	1,917,600	4,088,000	1,698,600	1,548,800	840,600	2,867,400
Luxembourg	153,100	49,600	67,800	20,200	39,800	7,800	2,700
Telenet Group	4,160,500	1,967,200	4,155,800	1,718,800	1,588,600	848,400	2,870,100

Q4 Organic Subscriber Variance:
Belgium	23,700	(5,700)	(34,800)	1,700	(15,000)	(21,500)	(10,800)
Luxembourg	—	1,100	1,900	1,500	600	(200)	300
Telenet Group	23,700	(4,600)	(32,900)	3,200	(14,400)	(21,700)	(10,500)

Q4 Adjustments:
Belgium(i)	(21,000)	—	—	—	—	—	—
Luxembourg	—	—	—	—	—	—	—
Total adjustments	(21,000)	—	—	—	—	—	—

	Selected Operating Data — As of December 31, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Belgium	195,100	2,672,300	2,867,400
Luxembourg	—	2,700	2,700
Telenet Group	195,100	2,675,000	2,870,100

	December 31, 2024 vs. September 30, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q4 Organic Mobile Subscriber Variance
Belgium	(8,700)	(2,100)	(10,800)
Luxembourg	—	300	300
Telenet Group	(8,700)	(1,800)	(10,500)

(i) Represents the aggregate effect of adjustments to correct the overstatement of our September 30, 2024 reported Homes Passed.

General Notes to Tables:
Telenet provides broadband internet, telephony, data, video and other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2Rebased growth rates, which are non-GAAP measures, are presented as a basis for assessing growth on a comparable basis. For purposes of calculating rebased growth rates for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions for the three and twelve months ended December 31, 2023 to include the pre-acquisition revenue, Adjusted EBITDA, Adjusted EBITDAaL and P&E Additions to the same extent these entities are included in our results for the three and twelve months ended December 31, 2024. Investors should view rebased growth as a supplement to, and not a substitute for, EU IFRS measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 18, 2025, Liberty Global Reports Q4 2024 Results. The following table provides adjustments made to the 2023 amounts to derive our rebased growth rates:

	Three months ended December 31, 2023				Year ended December 31, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions
	in millions

Acquisitions(i)	€(0.1)	€—	€—	€—	€5.6	€2.4	€28.2	€2.4
______________________

(i)For purposes of calculating rebased growth rates, we have adjusted these historical metrics to the extent they are impacted by the Wyre Transaction with Fluvius on July 1, 2023, creating a new infrastructure company.
3From Q1 2024, Adjusted EBITDA excludes related-party fees and allocations. These amounts, which are based on our company’s estimated share of the applicable costs (including personnel-related and other costs associated with the services provided) incurred by Liberty Global subsidiaries, represent the aggregate net effect of charges between our company and various other Liberty Global subsidiaries that are outside of our company. These charges generally relate to management, finance, legal and other services that support our company’s operations.
4The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
5Net third-party debt including lease obligations is not a defined term under IFRS and therefore may not be comparable with other similarly titled measures reported by other companies.
6The cash and cash equivalents used in the calculation of our Net Covenant Leverage differs from the cash and cash equivalents used in the calculation of our Net Total Leverage as the former only includes the cash and cash equivalents within Telenet’s restricted banking group, whereas the latter reflects all of Telenet’s cash and cash equivalents as reported in its consolidated statement of financial position.

Glossary
Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less P&E Additions and Property and Equipment Additions:

•Adjusted EBITDA: We define Adjusted EBITDA as profit (loss) from continuing operations before net income tax benefit (expense), our share of the result of equity-accounted investees, net finance income (expense), depreciation and amortization, share-based compensation, related-party fees and allocations, measurement period and post-measurement period adjustments related to business acquisitions, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDA after leases (Adjusted EBITDAaL): Adjusted EBITDAaL is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. For this purpose, property and equipment additions excludes the recognition of (i) football broadcasting rights, (ii) mobile spectrum licenses and (iii) certain lease related capital additions. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Property & Equipment Additions (P&E Additions): P&E Additions are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow (Adjusted FCF) as net cash provided by the our operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in our consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on leases (which represents a decrease in the period to our actual cash available) each as reported in our consolidated statements of cash flows. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF as a supplement to, and not a substitute for EU IFRS measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF.

Average Revenue Per Unit: Average Revenue Per Unit (ARPU) is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and small or home office (SOHO) services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. ARPU per RGU (as defined below) refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue

(excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

Business-to-Business (B2B): Our B2B revenue includes the revenue generated by commercial and regulated wholesale customers in addition to the revenue from large enterprise customers, small and medium-sized companies and SOHO customers.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence: Fixed-mobile convergence (FMC) penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active subscriber identification module (SIM) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

Net Total Leverage: Net Total Leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents (Net Total Debt), as recorded in our statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In our statement of financial position, our USD-denominated debt has been converted into EUR using the December 31, 2024 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure.

Net Covenant Leverage: Net Covenant Leverage is calculated as per the 2024 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as explained above), excluding (i) subordinated shareholder loans, (ii) lease obligations, (iii) outstanding debt related to mobile spectrum licenses, (iv) any vendor financing-related liabilities, (v) cash and cash equivalents outside of Telenet’s restricted banking group, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.as defined under our Senior Credit Facility Agreement.

Revenue Generating Unit: A Revenue Generating Unit (RGU) is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Select Condensed Consolidated EU IFRS Financial Statements
Telenet Group Holding NV
TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	December 31, 2024	December 31, 2023 - restated(i)
	in millions
ASSETS
Non-current assets:
Property and equipment, net	€3,033.9	€2,921.5
Goodwill	2,079.6	2,077.6
Other intangible assets, net	1,254.8	1,288.2
Deferred tax assets	75.9	78.1
Investments in and loans to equity accounted investees	56.2	48.0
Other investments	8.5	8.5
Derivative financial instruments	296.8	208.6
Other non-current assets	68.3	62.3
Total non-current assets	6,874.0	6,692.8
Current assets:
Inventories	39.5	31.5
Trade receivables	200.3	207.5
Derivative financial instruments	221.9	181.6
Other current assets	160.9	175.2
Cash and cash equivalents	1,072.3	822.5
Total current assets	1,694.9	1,418.3
Total assets	€8,568.9	€8,111.1

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION — (Continued)
(unaudited)

	December 31, 2024	December 31, 2023 - restated(i)
	in millions
EQUITY AND LIABILITIES
Equity:
Share capital	€20.4	€20.4
Share premium	80.7	80.7
Other reserves	1,768.1	1,765.3
Retained loss	(2,360.2)	(2,353.7)
Remeasurements	3.0	(0.2)
Total equity attributable to shareholders of Telenet	(488.0)	(487.5)
Non-controlling interests	(9.2)	(73.0)
Total equity	(497.2)	(560.5)

Non-current liabilities:
Loans and borrowings	6,663.6	6,478.1
Derivative financial instruments	37.2	44.1
Deferred revenue	2.7	1.9
Deferred tax liabilities	282.3	304.8
Provisions	27.1	21.3
Other non-current liabilities	100.1	116.3
Total non-current liabilities	7,113.0	6,966.5
Current liabilities:
Loans and borrowings	678.0	475.2
Trade payables	210.5	225.3
Accrued expenses and other current liabilities	567.4	499.0
Provisions	106.0	95.3
Deferred revenue	103.8	118.2
Derivative financial instruments	112.5	120.3
Current tax liability	174.9	171.8
Total current liabilities	1,953.1	1,705.1
Total liabilities	9,066.1	8,671.6
Total equity and liabilities	€8,568.9	€8,111.1

(i)Finalized purchase price allocation for Wyre Transaction: In the course of the six months ended June 30, 2024, we finalized our accounting for the business combination related to the Wyre Transaction (“purchase price allocation”), which resulted in the recognition of fair value adjustments on our (i) property and equipment amounting to €87.9 million, related to the network assets, (ii) other intangible assets of €81.7 million, mainly related to the legal rights or the additional value of having an operational network including all required permits to put cables in the ground and including all contractual relationships with landowners, and (iii) other non-current liabilities (€0.6 million). Together with the deferred tax impact of the above-mentioned adjustments (€42.2 million), goodwill was reduced by €126.8 million. The condensed consolidated statement of financial position as per December 31, 2023 has been restated accordingly. The recognition of the aforementioned fair value adjustments resulted in additional depreciation and amortization expenses (€10.4 million for the three months ended December 31, 2023 and €20.7 million for the year ended December 31, 2023), as well as the deferred tax impact (€2.6 million for the three months ended December 31, 2023 and €5.2 million for the year ended December 31, 2023) from the acquisition date (July 1, 2023) through the close of the respective periods. The condensed consolidated statement of profit and loss and other comprehensive income for for the year ended December 31, 2023 has been restated accordingly. These impacts have been reflected in retained loss (€10.4 million as of December 31, 2023) and non-controlling interests (€5.1 million as of December 31, 2023).

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023(i)	2024	2023(i)
	in millions

Revenue	€733.3	€735.7	€2,851.4	€2,854.6
Cost of services provided	(439.6)	(417.1)	(1,601.3)	(1,551.0)
Gross profit	293.7	318.6	1,250.1	1,303.6
Selling, general and administrative expenses	(208.0)	(267.2)	(805.0)	(872.0)
Operating profit	85.7	51.4	445.1	431.6

Finance income	276.5	148.9	344.1	129.7
Interest income, net foreign exchange gain and other finance income	8.8	148.9	35.7	129.7
Net gain on derivative financial instruments	267.7	—	308.4	—
Finance expense	(341.6)	(362.3)	(663.5)	(525.4)
Interest expense, net foreign exchange loss and other finance expense	(341.6)	(108.9)	(663.5)	(382.7)
Net loss on derivative financial instruments	—	(253.4)	—	(142.7)
Net finance expense	(65.1)	(213.4)	(319.4)	(395.7)

Share of the result of equity accounted investees	(1.9)	(1.6)	(1.9)	(4.6)
Impairment of investments in and/or loans to equity accounted investees	(0.2)	—	(1.6)	—
Remeasurement to fair value of pre-existing interest in an acquiree	0.4	—	1.7	2.0
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	0.1	(0.7)	0.1	346.3
Profit before income tax	19.0	(164.3)	124.0	379.6
Income tax benefit (expense)	(29.3)	17.4	(68.2)	(99.3)
Net profit (loss)	€(10.3)	€(146.9)	€55.8	€280.3

Other comprehensive income for the period, net of taxes:
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit liability (asset)	€(5.6)	€(3.9)	€3.2	€0.3
Equity-accounted investees - share of other comprehensive income	—	—	(0.9)	1.2
Items that are or may be reclassified subsequently to profit or loss:
Foreign operations - foreign currency translation differences	0.7	(0.3)	0.6	(0.3)
Cost of Hedging reserves - changes in fair value	0.5	—	0.5	—
Other comprehensive income for the period, net of income tax	(4.4)	(4.2)	3.4	1.2
Total comprehensive income (loss) for the period	€(14.7)	€(151.1)	€59.2	€281.5

Net profit (loss) attributable to:
Shareholders of Telenet	€(27.7)	€(159.9)	€(6.7)	€259.1
Non-controlling interests	17.4	13.0	62.5	21.2
	€(10.3)	€(146.9)	€55.8	€280.3
Total comprehensive income (loss) for the period, attributable to:
Shareholders of Telenet	€(32.3)	€(163.8)	€(3.5)	€260.6
Non-controlling interests	17.6	12.7	62.7	20.9
	€(14.7)	€(151.1)	€59.2	€281.5
(i) Includes impacts of finalization of Wyre purchase price allocation, see note on statement of financial position.

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Cash flows from operating activities:
Net profit (loss)	€(10.3)	€(146.9)	€55.8	€280.3
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation, amortization, impairment and restructuring charges	250.7	274.3	858.3	891.5
Related-party fees and allocations	5.5	—	23.8	—
Working capital changes and other non-cash items	(73.1)	(15.6)	(23.5)	(8.5)
Income tax expense (benefit)	29.3	(17.4)	68.2	99.3
Net interest income, foreign exchange gain and other finance income	(8.8)	(148.9)	(35.7)	(129.7)
Net interest expense, foreign exchange loss and other finance expenses	341.6	108.9	663.5	382.7
Net loss (gain) on derivative financial instruments	(267.7)	253.4	(308.4)	142.7
Share in the result of equity accounted investees	1.9	1.6	1.9	4.6
Remeasurement to fair value of pre-existing interest in an acquiree	(0.4)	—	(1.7)	(2.0)
Impairment of investments in and/or loans to equity accounted investees	0.2	—	1.6	—
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.1)	0.7	(0.1)	(346.3)
Net cash interest paid and cash derivatives	(32.5)	(21.8)	(241.7)	(199.8)
Income taxes paid	(1.1)	(0.2)	(85.9)	(85.7)
Net cash provided by operating activities	€235.2	€288.1	€976.1	€1,029.1

Cash flows from investing activities:
Purchases of property and equipment	€(149.8)	€(107.3)	€(423.3)	€(357.5)
Purchases of intangibles	(108.2)	(90.4)	(328.8)	(284.5)
Acquisitions and disposals of and loans to equity accounted investees	(4.2)	(1.3)	(12.3)	(14.8)
Acquisition of subsidiaries, net of cash acquired	—	—	(0.2)	(18.8)
Proceeds from sale of property and equipment	0.3	0.2	0.5	9.2
Other investing activities	—	—	1.1	—
Net cash used in investing activities	€(261.9)	€(198.8)	€(763.0)	€(666.4)

Cash flows from financing activities:
Repayments of loans and borrowings	€(119.1)	€(96.2)	€(441.7)	€(456.3)
Proceeds from loans and borrowings	266.5	965.7	535.4	1,209.5
Proceeds from issuance of share capital	—	7.6	—	7.6
Payments related to capital reductions and dividends	—	(1,190.0)	(13.5)	(1,299.1)
Other financing activities	(9.4)	(28.6)	(43.5)	(66.3)
Net cash provided by (used in) financing activities	€138.0	€(341.5)	€36.7	€(604.6)

Net increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period	€961.0	€1,074.7	€822.5	€1,064.4
Cash and cash equivalents at end of period	1,072.3	822.5	1,072.3	822.5
Net cash generated (used)	€111.3	€(252.2)	€249.8	€(241.9)